EXHIBIT 21.1

SUBSIDIARIES OF TOTAL ENTERTAINMENT RESTAURANT CORP.
AS OF MARCH 25, 2005

F & H Restaurant Corp.	Bryant Beverage Corporation
TENT Finance, Inc.	Campbell Beverage Corp.
TENT Management, Inc.	Downtown Beverage Corp.
TENT Restaurant Operations, Inc.	Fox & Hound Club
Bailey’s Sports Grill	Fuqua Beverage Corp.
Fox & Hound, Inc.	Guadalupe Beverage Corp.
Fox & Hound II, Inc.	Jackson Beverage Corporation
F & H Restaurants of Texas, Inc.	Lewisville Beverage Corp.
Alabama Fox & Hound, Inc.	Raider Beverage Corporation
Fox & Hound of Arizona, Inc.	Rocket Beverage Corporation
Fox & Hound of Colorado, Inc.	Shenandoah Beverage Corp.
F & H Restaurant of Georgia, Inc.	Skillman Beverage Corp.
Fox & Hound of Illinois, Inc.	Midway Entertainment, Ltd.
Fox & Hound of Indiana, Inc.	N. Collins Entertainment, Ltd.
F & H of Iowa, Inc.	505 Entertainment, Ltd.
Fox & Hound of Kansas, Inc.	Fox & Hound of San Antonio, Ltd.
F & H of Kennesaw, Inc.	Fox & Hound of Austin, Ltd.
Fox & Hound of Kentucky, Inc.	Fox & Hound of Dallas, Ltd.
Fox & Hound of Littleton, Inc.	Fox & Hound of Dallas #3, Ltd.
Fox & Hound of Louisiana, Inc.	Fox & Hound of Lubbock, Ltd.
Fox & Hound of Maryland, Inc.	Fox & Hound of Houston, Ltd.
Fox & Hound of Michigan, Inc.	Fox & Hound of Houston #2, Ltd.
Fox & Hound of Mississippi, Inc.	Fox & Hound of Houston #3, Ltd.
Fox & Hound of Nebraska, Inc.	Fox & Hound of Fort Worth, Ltd.
Fox & Hound of New Jersey, Inc.	Fox & Hound of Lewisville, Ltd.
Fox & Hound of New Mexico, Inc.	Fox & Hound of Richardson, Ltd.
North Carolina Fox & Hound, Inc.
Fox & Hound of Ohio, Inc.
Fox & Hound of Oklahoma, Inc.
Fox & Hound of Tennessee, Inc.
Fox & Hound of Texas, Inc.
Fox & Hound of Virginia, Inc.